Exhibit 10.8

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between BRE MARKET STREET PROPERTY OWNER LLC, a Delaware limited liability (“Landlord”), and MEDALLIA, INC., a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibit A (Outline of Premises); Exhibit B (Work Letter); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit G (Asbestos Notification); Exhibit H (Form of Letter of Credit); and Exhibit I (Initial Tenant Work).

1 BASIC LEASE INFORMATION.

1.1 Date:	3/21/2019

1.2 Premises.

1.2.1 “Building”:	575 Market Street, San Francisco, California 94105, commonly known as Market Center.

1.2.2 “Premises”:	Subject to Section 2.1.1, 8,138 rentable square feet of space located on the eighteenth (18th) floor of the Building, comprised of 7,285 rentable square feet and commonly known as Suite 1850 (“Suite 1850”), and (ii) 853 rentable square feet commonly known as Suite 1875 (“Suite 1875”), the outline and location of which is set forth in Exhibit A.

1.2.3 “Property”:	The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

1.2.4 “Project”:	The Property or, at Landlord’s discretion, any project containing the Property and any other land, buildings or other improvements.

1.3 Term

1.3.1 Term:	The term of this Lease (the “Term”) shall begin on the Commencement Date and expire on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

1.3.2 “Commencement Date”:	The later of (a) April 1, 2019 (the “Target Commencement Date”) and (b) the date on which Landlord delivers the Premises to Tenant with the Tenant Improvement Work (defined in Exhibit B) Substantially Complete (defined in Exhibit B).

1.3.3 “Expiration Date”:	The last day of the eighty-fifth (85th) full calendar month beginning on or after the Commencement Date.

1.4 “Base Rent”:

Suite 1850:

Period During Term	Annual Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent
Commencement Date through last day of 12th full calendar month of Term	$84.00	$7.00	$50,995.00
13th through 24th full calendar months of Term	$86.52	$7.21	$52,524.85
25th through 36th full calendar months of Term	$89.12	$7.43	$54,100.60
37th through 48th full calendar months of Term	$91.79	$7.65	$55,723.61
49th through 60th full calendar months of Term	$94.54	$7.88	$57,395.32
61st through 72nd full calendar months of Term	$97.38	$8.12	$59,117.18
73rd through 84th full calendar months of Term	$100.30	$8.36	$60,890.70
85th full calendar month of Term	$103.31	$8.61	$62,717.42

Notwithstanding the foregoing, Base Rent for Suite 1850 shall be abated, in the amount of $50,995.00 for the first full calendar month of the Term; provided, however, that (a) if a Default (defined in Section 19.1) exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured; and (b) Landlord, at its option, may cancel all or any portion of any such abatement of Base Rent for Suite 1850 that has not yet been applied, by notifying Tenant of such cancellation and paying Tenant the amount of such unapplied abatement, in which event the parties, at Landlord’s option, shall execute a commercially reasonable amendment to this Lease prepared by Landlord memorializing such cancelation.

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Suite 1875:

Period During Term	Annual Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent
Commencement Date through last day of 12th full calendar month of Term	$84.00	$7.00	$5,971.00
13th through 24th full calendar months of Term	$86.52	$7.21	$6,150.13
25th through 36th full calendar months of Term	$89.12	$7.43	$6,334.63
37th through 48th full calendar months of Term	$91.79	$7.65	$6,524.67
49th through 60th full calendar months of Term	$94.54	$7.88	$6,720.41
61st through 72nd full calendar months of Term	$97.38	$8.12	$6,922.03
73rd through 84th full calendar months of Term	$100.30	$8.36	$7,129.69
85th full calendar month of Term	$103.31	$8.61	$7,343.58

Notwithstanding the foregoing, Base Rent for Suite 1875 shall be abated, in the amount of $5,971.00 per month for the first 3 full calendar months of the Term; provided, however, that (a) if a Default (defined in Section 19.1) exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured; and (b) Landlord, at its option, may cancel all or any portion of any such abatement of Base Rent for Suite 1875 that has not yet been applied, by notifying Tenant of such cancellation and paying Tenant the amount of such unapplied abatement, in which event the parties, at Landlord’s option, shall execute a commercially reasonable amendment to this Lease prepared by Landlord memorializing such cancelation.

1.5 “Base Year” for Expenses:	Calendar year 2019.

“Base Year” for Taxes:	Calendar year 2019.

1.6 “Tenant’s Share”:

For Suite 1850: 1.5416% (based upon a total of 472,564 rentable square feet in the Building), subject to Section 2.1.1.

For Suite 1875: 0.1805% (based upon a total of 472,564 rentable square feet in the Building), subject to Section 2.1.1.

1.7 “Permitted Use”:	General office use consistent with a first-class office building.

1.8. “Security Deposit”:	None.

Prepaid Base Rent:	$56,966.00, as more particularly described in Section 3.

1.9 Parking:	None.

1.10 Address of Tenant:	Before the Commencement Date: 450 Concar Drive San Mateo, CA 94402 Attention: General Counsel From and after the Commencement Date: The Premises Attention: General Counsel

1.11 Address of Landlord:

BRE Market Street Property Owner LLC

c/o Equity Office

19191 South Vermont Avenue, Suite 100

Torrance, CA 90502

Attn: Regional Finance Group – MLA

with copies to:

Equity Office

575 Market Street, Suite 2650

San Francisco, CA 94105

Attn: Property Manager

and

Equity Office

3100 Bristol St., Suite 200

Costa Mesa, CA 92626

Attn: Managing Counsel

and

Equity Office

222 S. Riverside Plaza, Suite 2000

Chicago, IL 60606 – 6115

Attn: Lease Administration

1.12 Broker(s):	JLL (“Tenant’s Broker”), representing Tenant, and CBRE, Inc. (“Landlord’s Broker”), representing Landlord.

1.13 Building HVAC Hours and Holidays:	“Building HVAC Hours” means 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and, at Landlord’s discretion, any other locally or nationally recognized holiday that is observed by other Comparable Buildings (defined in Section 25.10) (collectively, “Holidays”).

1.14 “Transfer Radius”:	None.

1.15 “Tenant Improvements”:	Defined in Exhibit B, if any.

1.16 “Guarantor”:	As of the date hereof, there is no Guarantor.

1.17 “Letter of Credit”:	$330,000.00, as more particularly described in Section 5 of Exhibit F

2 PREMISES AND COMMON AREAS.

2.1 The Premises.

2.1.1 Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 1.2.2 and the rentable square footage of the Building is as set forth in Section 1.6. At any time Landlord may deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within five (5) days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception. Landlord shall deliver the Premises to Tenant in broom clean condition, with the floors cleared of trash and swept. Notwithstanding anything herein or on Exhibit B to the contrary, Landlord and Tenant hereby acknowledge and agree that the Tenant Improvement Work is Substantially Complete, subject only to receipt by Landlord of all approvals and permits, with respect to the Tenant Improvement Work, from the appropriate governmental authorities necessary for the occupancy of the Premises for the Permitted Use. Following the mutual execution and delivery of this Lease, Landlord shall promptly perform the following punch list items with respect to the Tenant Improvement Work: (a) install under cabinet lighting, (b) install 6” wall base at reception area, (c) fix light switch at second entry, (d) replace scratched glass at the large conference room by the reception area, and (e) install cord on garbage disposal area. Nothing in this Section 2.1.2 shall limit Landlord’s obligations under Section 7.1.

2.1.2 Except as expressly provided herein (including Exhibit B), the Premises are accepted by Tenant in their configuration and condition existing on the date hereof (or in such other configuration and condition as any existing tenant of the Premises may cause to exist in accordance with its lease), without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the configuration or condition of the Premises, the Building or the Project or their suitability for Tenant’s business.

2.1.3 Landlord represents and warrants to Tenant that, as of the date hereof, Landlord has not received written notice from any governmental agency (and Landlord does not otherwise have actual knowledge, without any duty of inquiry) that the existing configuration or condition of the Premises violates applicable Law (defined in Section 5).

2.2 Common Areas. Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit D), any portions of the Property that are designated from time to time by Landlord for such use (the “Common Areas”).

3 RENT. Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction, at the place Landlord may designate from time to time, in money of the United States of America that, at the time of payment, is legal tender for the payment of all obligations. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Section 4.2.2), Taxes (defined in Section 4.2.3) and parking (if any) (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder shall be paid upon Tenant’s execution and delivery hereof. Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in such month. Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date, Tenant shall pay Landlord a late charge equal to

5% of the overdue amount; and (b) any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 10% per annum or the highest rate permitted by Law; provided, however, that such late charge shall not apply to any such delinquency unless either (i) such delinquency is not cured within five (5) business days after notice from Landlord, or (ii) Tenant previously received notice from Landlord of a delinquency that occurred earlier in the Term). Tenant’s covenant to pay Rent is independent of every other covenant herein.

4 EXPENSES AND TAXES.

4.1 General Terms. In addition to Base Rent, Tenant shall pay, in accordance with Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of (a) Tenant’s Share of any amount (the “Expense Excess”) by which Expenses for such Expense Year exceed Expenses for the Base Year, plus (b) Tenant’s Share of any amount (the “Tax Excess”) by which Taxes for such Expense Year exceed Taxes for the Base Year. No decrease in Expenses or Taxes for any Expense Year below the corresponding amount for the Base Year shall entitle Tenant to any decrease in Base Rent or any credit against amounts due hereunder. Tenant’s Share of the Expense Excess and Tenant’s Share of the Tax Excess for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

4.2 Definitions. As used herein, the following terms have the following meanings:

4.2.1 “Expense Year” means each calendar year (other than the Base Year and any preceding calendar year) in which any portion of the Term occurs.

4.2.2 “Expenses” means all expenses, costs and amounts that Landlord pays or accrues during the Base Year or any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property. Landlord shall act in a reasonable manner in incurring Expenses. Expenses shall include (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any governmentally-mandated transportation-management or similar program; (iii) the cost of all insurance premiums and deductibles (provided, however, that earthquake insurance deductibles shall not exceed 5% of the total insurable value of the Project per occurrence and any other insurance deductibles shall not exceed $100,000.00 per occurrence); (iv) the cost of landscaping and relamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) a management fee in the amount (which is hereby acknowledged to be reasonable) of 3% of gross annual receipts from the Building (excluding the management fee), together with other fees and costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) the fair rental value of any management office space; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training, uniforms, and employee enrichment for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to reduce current or future Expenses, enhance the safety or security of the Property or its occupants, or enhance the environmental sustainability of the Property’s operations, (B) replacements or modifications of the nonstructural portions of the Base Building (defined in Section 5) or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (C) required under any Law; (xiii) the cost of tenant-relation programs reasonably established by Landlord; and (xiv) payments under any existing or future reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.

Notwithstanding the foregoing, Expenses shall not include (a) capital expenditures not described in clauses (xi) or (xii) above (in addition, any capital expenditure shall be included in Expenses only if paid or accrued after the Base Year and shall be amortized (including actual or imputed interest on the amortized cost) over such period of time as Landlord shall reasonably determine); (b) depreciation; (c) principal payments of mortgage or other non-operating debts of Landlord; (d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds; (e) except as provided in clause (xiii) above, costs of leasing space in the Building, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; (f) costs of selling, financing or refinancing the Building; (g) fines, penalties or interest resulting from late payment of Taxes or Expenses; (h) organizational expenses of creating or operating the entity that constitutes Landlord; (i) damages paid to Tenant hereunder or to other tenants of the Building under their respective leases; (j) reserves; (k) costs of cleaning up Hazardous Materials, except for routine cleanup performed as part of the ordinary operation and maintenance of the Property (as used herein, “Hazardous Materials” means any material now or hereafter defined or regulated by any Law or governmental authority as radioactive, toxic, hazardous, or waste, including (1) petroleum and any of its constituents or byproducts, (2) radioactive materials, (3) asbestos in any form or condition, and (4) materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq.; or the Clean Air Act, 42 U.S.C. §§7401 et seq.); and (l) any management fee exceeding the amount described in clause (vi) above (it being agreed that, as used herein, “management fee” does not include any costs – such as salaries, hourly labor costs, and telephone bills – that would customarily be reimbursed to the manager under a third-party management agreement).

If, during any portion of the Base Year or any Expense Year, the Building is not 100% occupied (or a service provided by Landlord to Tenant is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building is entitled to free rent, rent abatement or the like), Expenses for such year shall be determined as if the Building had been 100% occupied (and all services provided by Landlord to Tenant had been provided by Landlord to all tenants, and no tenant of the Building had been entitled to free rent, rent abatement or the like) during such portion of such year. Notwithstanding any contrary provision hereof, Expenses for the Base Year shall exclude (a) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure (defined in Section 25.2), boycotts, strikes, conservation surcharges, embargoes or shortages, and (b) at Landlord’s option, the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis; provided, however, that if (i) any amounts of a given type (as determined in good faith by Landlord) that would otherwise be included in Expenses for the Base Year are excluded from such Expenses pursuant to the preceding clause (a) or (b) (collectively, an “Excluded Base Year Amount”), and (ii) any amounts of the same type (as determined in good faith by Landlord) are incurred in, and would otherwise be included in Expenses for, any Expense Year, then such amounts incurred in such Expense Year shall be included in Expenses for such Expense Year only to the extent, if any, that they collectively exceed such Excluded Base Year Amount.

4.2.3 “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during the Base Year or any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property. Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) payments in lieu of taxes under any tax increment financing agreement, abatement agreement, agreement to construct improvements, or other agreement with any governmental body or agency or taxing authority. Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred. Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, estate taxes, federal and state income taxes, and other taxes to the extent (x) applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), or (y) measured solely by the square footage, rent, fees, services, tenant allowances or similar amounts, rights or obligations described or provided in or under any particular lease, license or similar agreement or transaction at the Building; (ii) any Expenses, and (iii) any items required to be paid or reimbursed by Tenant under Section 4.5. If any assessment (other than real property taxes) included in Taxes can be paid by Landlord in installments, such assessment shall be paid (or, at Landlord’s option, shall be included in Taxes on an amortized basis as if it were paid) in the maximum number of installments permitted by Law.

4.3 Allocation. Landlord, in its reasonable discretion, may equitably allocate Expenses among office, retail or other portions or occupants of the Property. If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property.

4.4 Calculation and Payment of Expense Excess and Tax Excess.

4.4.1 Statement of Actual Expenses and Taxes; Payment by Tenant. Landlord shall give to Tenant, after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses, Taxes, Expense Excess and Tax Excess for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Share of the actual Expense Excess plus Tenant’s Share of the actual Tax Excess (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4.

4.4.2 Statement of Estimated Expenses and Taxes. Landlord shall give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses, Taxes, Expense Excess (the “Estimated Expense Excess”) and Tax Excess (the “Estimated Tax Excess”) for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the

Estimated Tax Excess (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the Estimated Tax Excess, as such amounts are set forth in the previous Estimate Statement. Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4.

4.4.3 Retroactive Adjustment of Taxes. Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year or for the Base Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year or the Base Year, as the case may be, and the Tax Excess for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Tax Excess, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

4.5 Charges for Which Tenant Is Directly Responsible. Notwithstanding any contrary provision hereof, Tenant, promptly upon demand, shall pay (or if paid by Landlord, reimburse Landlord for) each of the following to the extent levied against Landlord or Landlord’s property: (a) any tax based upon or measured by (i) the cost or value of Tenant’s trade fixtures, equipment, furniture or other personal property, or (ii) the cost or value of the Leasehold Improvements (defined in Section 7.1) to the extent such cost or value exceeds that of a Building-standard build-out, as determined by Landlord; (b) any rent tax, sales tax, service tax, transfer tax, value added tax, use tax, business tax, gross income tax, gross receipts tax, or other tax, assessment, fee, levy or charge measured solely by the square footage, Rent, services, tenant allowances or similar amounts, rights or obligations described or provided in or under this Lease; (c) any tax assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property; and (d) any tax assessed on this transaction or on any document to which Tenant is a party that creates an interest or estate in the Premises.

4.6 Books and Records. Within 60 days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expense Excess and/or Tax Excess for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within 60 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Statement. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement.

Notwithstanding any contrary provision hereof, Landlord shall not be required to deliver or make available to Tenant records relating to the Base Year, and Tenant may not object to Expenses or Taxes for the Base Year, other than in connection with the first review for an Expense Year performed by Tenant pursuant to this Section 4.6. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date. If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expense Excess plus Tenant’s Share of the actual Tax Excess is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment, or pay Landlord the amount of its underpayment, against or with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within 30 days after such determination.

5 USE; COMPLIANCE WITH LAWS. Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, damages the reputation of the Project, interferes with, injures or annoys other occupants of the Project, or constitutes a nuisance. Tenant, at its expense, shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, condition, configuration or occupancy of the Premises, (iii) any Supplemental Systems (defined below) serving the Premises, whether located inside or outside of the Premises, or (iv) the portions of Base Building Systems (defined below) located in the Premises; provided, however, that nothing in this sentence shall be deemed to require Tenant to make any change to any Common Area or the Base Building (other than portions of Base Building Systems located in the Premises). If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. If a change to any Common Area or the Base Building (other than any portion of a Base Building System located in the Premises) becomes required under Law (or if any such requirement is enforced) as a result of any Tenant-Insured Improvement (defined in Section 10.2.2), the installation of any trade fixture, or any particular use of the Premises (as distinguished from general office use), then Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 5% of the cost of such change. As used herein, “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties. As used herein, “Supplemental System” means any Unit (defined in Section 25.5), supplemental fire-suppression system, kitchen (including any hot water heater, dishwasher, garbage disposal, insta-hot dispenser, or plumbing), shower or similar facility, or any other system that would not customarily be considered part of the base building of a first-class multi-tenant office building. As used herein, “Base Building System” means any mechanical (including HVAC), electrical, plumbing or fire/life-safety system serving the Building, other than a Supplemental System. As used herein, “Base Building” means the structural portions of the Building, together with the Base Building Systems.

6 SERVICES.

6.1 Standard Services. Landlord shall provide the following services on all days (unless otherwise stated below): (a) subject to limitations imposed by Law, customary heating, ventilation and air conditioning (“HVAC”) in season during Building HVAC Hours, stubbed to the Premises; (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) janitorial services to the Premises, except on weekends and Holidays; (e) elevator service (subject to scheduling by Landlord, and payment of Landlord’s standard usage fee, for any freight service), and (f) access to the Building for Tenant and its employees, 24 hours per day/7 days per week, subject to the terms hereof and such security or monitoring systems as Landlord may reasonably impose, including sign-in procedures and/or presentation of identification cards.

6.2 Above-Standard Use. Landlord shall provide HVAC service outside Building HVAC Hours if Tenant gives Landlord such prior notice and pays Landlord such hourly cost per zone as Landlord may require. Tenant shall not, without Landlord’s prior consent, use equipment that may affect the temperature maintained by the air conditioning system or consume above-Building-standard amounts of any water furnished for the Premises by Landlord pursuant to Section 6.1. If Tenant’s consumption of electricity or water exceeds the rate Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord, upon billing, the cost of such excess consumption, including any costs of installing, operating and maintaining any equipment that is installed in order to supply or measure such excess electricity or water. The connected electrical load of Tenant’s incidental-use equipment shall not exceed the Building-standard electrical design load, and Tenant’s electrical usage shall not exceed the capacity of the feeders to the Project or the risers or wiring installation.

6.3 Interruption. Subject to Section 11, any failure to furnish, delay in furnishing, or diminution in the quality or quantity of any service resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption, or event of Force Majeure (each, a “Service Interruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than five (5) consecutive business days after notice from Tenant to Landlord by a Service Interruption that (a) does not result from a Casualty (defined in Section 11), a Taking (defined in Section 13) or an Act of Tenant (defined in Section 10.1), and (b) can be corrected through Landlord’s reasonable efforts, then, as Tenant’s sole remedy, Monthly Rent shall abate for the period beginning on the day immediately following such 5-business-day period and ending on the day such Service Interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible and not occupied by Tenant.

7 REPAIRS AND ALTERATIONS.

7.1 Repairs. Subject to Section 11, Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises, and keep the Premises in as good condition and repair as existed when Tenant took possession and as thereafter improved, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, including any Tenant Improvements, any Alterations (defined in Section 7.2), and any leasehold improvements installed pursuant to any prior lease (the “Leasehold Improvements”), but excluding the Base Building; (b) any Supplemental Systems serving the Premises, whether located inside or outside of the Premises; and (c) all Lines (defined in Section 23) and trade fixtures. Notwithstanding the foregoing, if a Default (defined in Section 19.1) or an emergency exists, Landlord may, at its option, perform such maintenance and repairs on Tenant’s behalf, in which case Tenant shall pay Landlord, upon demand, the cost of such work plus, if a Default exists, a coordination fee equal to 10% of such cost. Landlord shall perform all maintenance and repairs to (i) the roof and exterior walls and windows of the Building, (ii) the Base Building, and (iii) the Common Areas.

7.2 Alterations. Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facility or other system serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than 10 business days before commencement of work and shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, Landlord’s prior consent shall not be required for any Alteration that is decorative only (e.g., carpet installation or painting) and not visible from outside the Premises, provided that Landlord receives 10 business days’ prior notice. For any Alteration, (a) Tenant, before beginning work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; (b) Landlord, in its discretion, may require Tenant to obtain security for performance satisfactory to Landlord; (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, full and final lien waivers, and all governmental approvals; and (d) Tenant shall pay Landlord upon demand (i) Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work, and (ii) a coordination fee equal to 5% of the cost of the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.

7.3 Tenant Work. Before beginning any repair or Alteration or any work affecting Lines (collectively, “Tenant Work”), Tenant shall deliver to Landlord, and obtain Landlord’s approval of, (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits. Tenant shall perform all Tenant Work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s construction rules and regulations; and (iii) in a manner that does not impair the Base Building. If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance. Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3. In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project.

8 LANDLORD’S PROPERTY. All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing, if any Tenant-Insured Improvements (other than any Unit, which shall be governed by Section 25.5) are not, in Landlord’s reasonable judgment, Building-standard, then before the expiration or earlier termination hereof, Tenant shall, at Landlord’s election, either (a) at Tenant’s expense, and except as otherwise notified by Landlord, remove such Tenant-Insured Improvements (other than the Excluded Items (defined below)), repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its configuration and condition existing before the installation of such Tenant-Insured Improvements (or, at Landlord’s election, to a Building-standard tenant-improved configuration and condition as determined by Landlord), or (b) pay Landlord an amount equal to the estimated cost of such work, as reasonably determined by Landlord. If Tenant fails to timely perform any work required under clause (a) of the preceding sentence, Landlord may perform such work at Tenant’s expense. If Tenant provides Landlord with a reasonably specific description of any proposed Tenant Improvements or Alterations, together with a specific request that Landlord identify any such Tenant Improvements or Alterations that, in Landlord’s judgment, are not Building-standard, Landlord, within 15 business days after receiving such description and request (or, if Tenant, when providing such description and request, also requests Landlord’s consent to such Tenant Improvements or Alterations, and if earlier, then not later than when providing such consent), shall provide such identification to Tenant. As used herein, “Excluded Items” means the Initial Tenant Work shown with reasonable specificity on the space plan attached as Exhibit I hereto.

9 LIENS. Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant shall remove any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10 INDEMNIFICATION; INSURANCE.

10.1 Waiver and Indemnification. Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to person or property (or resulting from the loss of use thereof), except to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any cause in, on or about the Premises, or (b) any negligence, willful misconduct or breach of this Lease of or by Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees (each, an “Act of Tenant”), except to the extent such Claim arises from any gross negligence, willful misconduct or breach of this Lease of or by any Landlord Party.

10.2 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

10.2.1 Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with combined primary and excess/umbrella limits of at least $3,000,000 each occurrence and $4,000,000 annual aggregate.

10.2.2 Property Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss or all risk form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.2.3 Workers’ Compensation statutory limits and Employers’ Liability limits of $1,000,000.

10.3 Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VIII. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least 15 days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement (or an excerpt from the policy) naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement (or an excerpt from the policy) designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement (or policy excerpt) shall be binding on Tenant’s insurance company.

10.4 Subrogation. Notwithstanding anything herein to the contrary (including the provisions hereof regarding indemnity and repairs), each party waives and releases, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is caused by or results from a risk which is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance. For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5 Additional Insurance Obligations. Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 10, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings.

10.6 Landlord’s Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Expenses: (a) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, combined primary and excess/umbrella limits of at least $3,000,000 each occurrence and $4,000,000 annual aggregate; (b) Special Cause of Loss or All Risk Insurance on the Building at replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Law; and (d) Employers Liability Coverage to the extent required by Law.

11 CASUALTY DAMAGE. With reasonable promptness after discovering any damage to the Premises (other than trade fixtures), or to any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot be substantially completed within 210 days after they are commenced, either party may terminate this Lease upon 60 days’ notice to the other party delivered within 10 days after Landlord’s delivery of such estimate. Within 90 days after discovering any damage to the Project resulting from any Casualty, Landlord may, whether or not the Premises are affected, terminate this Lease by notifying

Tenant if (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; (ii) any damage to Landlord’s property is not fully covered by Landlord’s insurance policies; (iii) Landlord decides to rebuild the Building or Common Areas so that it or they will be substantially different structurally or architecturally; (iv) the damage occurs during the last 12 months of the Term; or (v) any owner, other than Landlord, of any damaged portion of the Project does not intend to repair such damage. If this Lease is not terminated pursuant to this Section 11, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other events of Force Majeure. The Landlord Repairs shall restore the Premises (other than trade fixtures) and any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to or tenantability of the Premises. Notwithstanding Section 10.4, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2 with respect to any Tenant-Insured Improvements, and if the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess to Landlord within 15 days after Landlord’s demand. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises (other than trade fixtures) or any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is inaccessible or untenantable and is not occupied by Tenant, Monthly Rent shall be abated in proportion to the rentable square footage of such portion of the Premises.

12 NONWAIVER. No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction. No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13 CONDEMNATION. If any part of the Premises, Building or Project is taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease. If more than 25% of the rentable square footage of the Premises, or any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises, is Taken for more than 180 consecutive days, Tenant may terminate this Lease. Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date. Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert, and hereby assigns to Landlord, any claim it may have for compensation because of any Taking; provided, however, that Tenant may file a separate claim for any Taking of Tenant’s personal property or any trade fixtures that Tenant is entitled to remove upon the expiration hereof, and for moving expenses, so long as such claim does not diminish the award available to Landlord or any Security Holder and is payable separately to Tenant. If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination.

If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible or untenantable by, such Taking and not occupied by Tenant.

14 ASSIGNMENT AND SUBLETTING.

14.1 Transfers. Except as otherwise provided in this Section 14, Tenant shall not, without Landlord’s prior consent, assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors, or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (ii) current financial statements of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”). Within 30 days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer, or (c) its exercise of its rights under Section 14.4. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default. Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2 Landlord’s Consent. Subject to Section 14.4, Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold its consent to a proposed Transfer if:

14.2.1 The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2 The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3 The proposed transferee is a governmental entity or a nonprofit organization; or

14.2.4 The proposed transferee or any of its Affiliates, on the date the Transfer Notice is received, leases or occupies (or, at any time during the 6-month period ending on the date the Transfer Notice is received, has negotiated with Landlord to lease) space in the Project.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord withholds its consent in breach of this Section 14.2, Tenant’s sole remedies shall be contract damages (subject to Section 20) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer (other than an Unpermitted Change of Control), Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below). As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration (including payment for Leasehold Improvements) paid by the assignee for such assignment, less any reasonable and customary expenses directly incurred by Tenant on account of such assignment, including brokerage fees, legal fees, and Landlord’s review fee, and (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement (less all reasonable and customary expenses directly incurred by Tenant on account of such agreement, including brokerage fees, legal fees, construction costs and Landlord’s review fee, as amortized on a monthly, straight-line basis over the term of such agreement), exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space. Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment, within 10 days after Tenant receives the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, within five (5) business days after Tenant receives the rent and other consideration described above. Notwithstanding any contrary provision of this Section 14.3, Tenant shall not be required to pay Landlord any portion of any Transfer Premium arising from any Change of Control that occurs for a good faith operating business purpose and not in order to evade the requirements of this Section 14.3.

14.4 Landlord’s Right to Recapture. Notwithstanding any contrary provision hereof, except in the case of a Permitted Transfer (defined in Section 14.8), a Change of Control, or a sublease (including any expansion rights) of less than 75% of the rentable square footage of the then existing Premises for a term (including any extension options) of less than 75% of the balance of the Term remaining on the Contemplated Effective Date (excluding any unexercised extension options), Landlord, by notifying Tenant within 30 days after receiving the Transfer Notice, may terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking spaces to which Tenant is entitled under Section 1.9 shall be deemed adjusted on the basis of the percentage of the rentable square footage of the portion of the Premises retained by Tenant. Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

14.5 Effect of Consent. If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder. No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder. Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.

14.6 Change of Control. As used herein, “Change of Control” means (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of more than 25% of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) that (i) result in the acquisition of a Controlling Interest (defined below) in Tenant by one or more parties that neither owned, nor are Affiliates (defined below) of one or more parties that owned, a Controlling Interest in Tenant immediately before such transaction(s) (collectively, the “New Controlling

Party”), and (ii) are undertaken without any material good faith operating business purpose other than to cause the tenant’s interest in this Lease to be owned by an entity in which the New Controlling Party has a Controlling Interest. As used herein, “Controlling Interest” means control over an entity, other than control arising from the ownership of voting securities listed on a recognized securities exchange. As used herein, “control” means the direct or indirect power to direct the ordinary management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party. (For the avoidance of doubt, Landlord acknowledges that, by operation of the definitions of “Transfer,” “Change of Control” and “Controlling Interest,” no stock of Tenant listed on a recognized securities exchange shall be deemed a Controlling Interest, and, therefore, no issuance of Tenant’s stock in an offering or sale on a recognized securities exchange shall be deemed a Change of Control or a Transfer.)

14.7 Effect of Default. If Tenant is in Default, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured. Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8 Permitted Transfers. Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1, permit a Change of Control to occur, or assign this Lease to (a) an Affiliate of Tenant (other than pursuant to a merger or consolidation), (b) a successor to Tenant by merger or consolidation or reorganization, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets (a “Permitted Transfer”), provided that (i) at least 10 business days before the Transfer, Tenant notifies Landlord of the Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, at least 10 business days before the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder; (iii) in the case of an assignment pursuant to clause (b) above, (A) the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the Transfer that is not less than Tenant’s Net Worth immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 75% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (iv) except in the case of a Change of Control, the transferee is qualified to conduct business in the State of California; (v) in the case of a Change of Control, (A) Tenant is not a closely held professional service firm, and (B) Tenant’s Net Worth immediately after the Change of Control is not less than its Net Worth immediately before the Change of Control; and (vi) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14.

15 SURRENDER. Upon the expiration or earlier termination hereof, and subject to Sections 8 and 11 and this Section 15, Tenant shall surrender possession of the Premises to Landlord in as good condition and repair as existed when Tenant took possession and as thereafter improved, except for reasonable wear and tear and repairs that are Landlord’s express responsibility (including in the event of a Casualty or a Taking) hereunder. Before such expiration or termination, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal. If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs). If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

16 HOLDOVER. If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-month basis without reduction for any partial month) at a rate equal to 150% of the Monthly Rent applicable during the last calendar month of the Term. Nothing in this Section 16 shall be deemed a consent to any holdover or limit Landlord’s rights or remedies. If Landlord is unable to deliver possession of the Premises to, or perform improvements for, a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord.

17 SUBORDINATION; ESTOPPEL CERTIFICATES. This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs its obligations hereunder, in each case, within applicable notice and cure periods. Within 10 business days after Landlord’s request, Tenant shall execute such further instruments as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement. Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure. Within 10 business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers.

18 ENTRY BY LANDLORD. At all reasonable times and upon reasonable notice to Tenant, or in an emergency, Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last 12 months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations. At any time and without notice to Tenant, Landlord may enter the Premises to perform required services; provided, however, that except in an emergency, Landlord shall provide Tenant with reasonable prior notice (which notice, notwithstanding Section 25.1, may be delivered by e-mail, fax, telephone or orally and in person) of any entry to perform a service that is not performed on a monthly or more frequent basis. If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations. In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises. Except in an emergency, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises. Without limiting the foregoing, except in an emergency, any unreasonably noisy or otherwise disruptive work performed by Landlord in the Premises pursuant to this Section 18 shall be performed outside of normal business hours. No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Notwithstanding the foregoing, if a closure of a portion of the Premises by Landlord pursuant to this Section 18 lasts for more than five (5) consecutive business days and is made necessary by an event or condition that (a) does not result from a Casualty, a Taking or an Act of Tenant, and (b) is within Landlord’s reasonable control, then, as Tenant’s sole remedy for such closure, Monthly Rent shall abate for such portion of the Premises beginning on the first business day following the expiration of such 5-business-day period and ending on the date on which such closure terminates.

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19 DEFAULTS; REMEDIES.

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default”:

19.1.1 Any failure by Tenant to pay any Rent (or deliver any security deposit, letter of credit, or similar credit enhancement required hereunder) when due unless such failure is cured within five (5) business days after written notice from Landlord; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any breach by Tenant of any other provision hereof where such breach continues for 30 days after written notice from Landlord; provided that if such breach cannot reasonably be cured within such 30-day period, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period, thereafter diligently pursues such cure, and completes such cure within 60 days after Landlord’s notice; or

19.1.3 Abandonment of the Premises by Tenant; or

19.1.4 Any breach by Tenant of Section 17 or 18 where such breach continues for more than two (2) business days after written notice from Landlord; or

19.1.5 Tenant becomes in breach of Section 25.3(c) or (d).

If (a) Tenant breaches a particular provision hereof (other than a provision requiring payment of Rent), and Landlord notifies Tenant of such breach, on three (3) separate occasions during any 12-month period (it being agreed that two such occasions shall not be considered separate unless Landlord’s notice of the first breach precedes the occurrence of the second breach), and (b) such breaches are collectively material, then, provided that the third such notice quotes this sentence in 14-point type, Tenant’s subsequent breach of such provision within six (6) months after such third notice shall be, at Landlord’s option, an incurable Default. The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2 Remedies Upon Default. Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

19.2.1 Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of the unpaid Rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e) At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2 Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Efforts to Relet. Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275, California Code of Civil Procedure §§ 1174(c) and 1179, and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4 Landlord Default. Landlord shall not be in default hereunder unless it fails to begin within 30 days after notice from Tenant, or fails to pursue with reasonable diligence thereafter, the cure of any breach by Landlord of its obligations hereunder. Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

20 LANDLORD EXCULPATION. Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to the lesser of (i) Landlord’s interest in the Building, or (ii) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to 80% of the value of the Building (as such value is determined by Landlord); (b) Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment or award against any Landlord Party; (c) no Landlord Party shall have any personal liability for any judgment or deficiency, and Tenant waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Tenant; and (d) no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage. For purposes of this Section 20, “Landlord’s interest in the Building” shall include rents paid by tenants, insurance proceeds, condemnation proceeds, and proceeds from the sale of the Building (collectively, “Owner Proceeds”); provided, however, that Tenant shall not be entitled to recover Owner Proceeds from any Landlord Party (other than Landlord) or any other third party after they have been distributed or paid to such party; provided further, however, that nothing in this sentence shall diminish any right Tenant may have under Law, as a creditor of Landlord, to initiate or participate in an action to recover Owner Proceeds from a third party on the grounds that such third party obtained such Owner Proceeds when Landlord was, or could reasonably be expected to become, insolvent or in a transfer that was preferential or fraudulent as to Landlord’s creditors.

21 SECURITY DEPOSIT. Concurrently with its execution and delivery hereof, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder. If Tenant breaches any provision hereof, Landlord may, at its option, without limiting its remedies, and after five (5) business days’ prior notice to Tenant (unless this Lease has expired or terminated, in which event such prior notice is not required), apply all or part of the Security Deposit to cure such breach and compensate Landlord for any loss or damage caused by such breach, including any damage for which recovery may be made under California Civil Code § 1951.2. If Landlord so applies any portion of the Security Deposit, Tenant, within three (3) days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 60 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required hereunder, or (c) determination of the final Rent due from Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

22 INTENTIONALLY OMITTED.

23 COMMUNICATIONS AND COMPUTER LINES. All Lines installed pursuant to this Lease shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Landlord may designate specific contractors for work relating to vertical Lines. Sufficient spare cables and space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage. As used herein, “Lines” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any such wires or cables installed pursuant to any prior lease.

24 PARKING. Intentionally Omitted.

25 MISCELLANEOUS.

25.1 Notices. No notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing; (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.10 or 1.11, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) business days after the date the Notice is deposited in the U.S. mail or with a courier service as described above. No provision of this Lease requiring a particular Notice to be in writing shall limit the generality of clause (a) of the first sentence of this Section 25.1.

25.2 Force Majeure. If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse (or extend any time period for the performance of) (i) any obligation to remit money or deliver credit enhancement, (ii) any obligation under Section 10 or 25.3, or (iii) any of Tenant’s obligations whose breach would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project or result in any liability on the part of any Landlord Party.

25.3 Representations and Covenants. Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Tenant’s execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant (and any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy, (iii) suffered (A) the filing by creditors of an involuntary petition in bankruptcy that is not dismissed within 30 days, (B) the appointment of a receiver to take possession of all or substantially all of its assets, or (C) the attachment or other judicial seizure of all or substantially all of its assets, (iv) admitted in writing its inability to pay its debts as they come due, or (v) made an offer of settlement, extension or composition to its creditors generally; and (d) no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant is, or at any time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.4 Signs. Landlord shall, at Landlord’s sole cost and expense, include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. If any part of the Premises is located on a multi-tenant floor, Landlord, at Landlord’s cost, shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building. Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises.

25.5 Supplemental HVAC. If the Premises are served by any supplemental HVAC unit (a “Unit”), then (a) Tenant shall pay the costs of all electricity consumed in the Unit’s operation, together with the cost of installing a meter to measure such consumption; (b) Tenant, at its expense, shall (i) operate and maintain the Unit in compliance with all applicable Laws and such reasonable rules and procedures as Landlord may impose; (ii) keep the Unit in as good working order and condition as existed upon installation (or, if later, when Tenant took possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (iii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Unit, which contract shall require the contractor, at least once every three (3) months, to inspect the Unit and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement; (iv) follow all reasonable recommendations of such contractor; and (v) promptly provide to Landlord a copy of such contract and each report issued thereunder; (c) the Unit shall become Landlord’s property upon installation and without compensation to Tenant; provided, however, that upon Landlord’s request at the expiration or earlier termination hereof, Tenant, at its expense, shall remove the Unit and repair any resulting damage (and if Tenant fails to timely perform such work, Landlord may do so at Tenant’s expense); (d) the Unit shall be deemed (i) a Leasehold Improvement (except for purposes of Section 8), and (ii) for purposes of Section 11, part of the Premises; (e) if the Unit exists on the date of mutual execution and delivery hereof, Tenant accepts the Unit in its “as is” condition, without representation or warranty as to quality, condition, fitness for use or any other matter; (f) if the Unit connects to the Building’s condenser water loop (if any), then Tenant shall pay to Landlord, as Additional Rent, Landlord’s standard one-time fee for such connection and Landlord’s standard monthly per-ton usage fee; and (g) if any portion of the Unit is located on the roof, then (i) Tenant’s access to the roof shall be subject to such reasonable rules and procedures as Landlord may impose; (ii) Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenants or licensees; and (iii) Landlord may relocate the Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building.

25.6 Attorneys’ Fees. In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

25.7 Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

25.8 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the Laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.9 Waiver of Statutory Provisions. Each party waives California Civil Code §§ 1932(2), 1933(4) and 1945. Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure §§ 1263.260 or 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

25.10 Interpretation. As used herein, the capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein. As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting. Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property. As used herein in connection with insurance, the term “deductible” includes self-insured retention. Wherever this Lease prohibits either party from engaging in any particular conduct, this Lease shall be deemed also to require such party to cause each of its employees and agents (and, in the case of Tenant, each of its licensees, invitees and subtenants, and any other party claiming by, through or under Tenant) to refrain from engaging in such conduct. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings (“Comparable Buildings”) that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system. Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party.

25.11 Entire Agreement. This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by both parties.

25.12 Other. Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the cost of such cure. If any provision hereof is void or unenforceable, no other provision shall be affected. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties. If Tenant is comprised of two or more parties, their obligations shall be joint and several. Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor. So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof. Landlord may transfer its interest herein, in which event (a) to the extent the transferee assumes in writing Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit), Landlord shall be released from, and Tenant shall look solely to the transferee for the performance of, such obligations; and (b) Tenant shall attorn to the transferee. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant, Security Holder or governmental agency under applicable Law. Landlord reserves all rights not expressly granted to Tenant hereunder, including the right to make alterations to the Project. No rights to any view or to light or air over any property are granted to Tenant hereunder. The expiration or earlier termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination. This Lease may be executed in counterparts.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD: BRE MARKET STREET PROPERTY OWNER LLC, a Delaware limited liability company

By:	/s/ Spencer Rose
Name:	Spencer Rose
Title:	Managing Director

TENANT: MEDALLIA, INC., a Delaware corporation

By:	/s/ Roxanne Oulman
Name:	Roxanne Oulman
Title:	CFO

EXHIBIT A

MARKET CENTER

OUTLINE OF PREMISES

See Attached

DocuSign Envelope ID: 42A26413-3369-400D-BEC6-CB9E06E079CB

J
H
G
F
E
D
C
B
A
5
4
3
2
1
UP
Suite 1850
TENANT PREMISES
Suite 1875
TENANT PREMISES

SCALE: 3/32" = 1'-0"

REVISED PREMISES EXHIBIT
03/19/19

EX-01_REVISED

EQ Office

DESIGN

SCALE: 3/32” =1’0” 575 MARKET STREET, SUITE 1850 & SUITE 1875 - SPEC SUITE RENOVATION REVISED PREMISES EXHIBIT 03/19/19 EX-01 REVISED EQ Office tef DESIGN

EXHIBIT B

MARKET CENTER

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings:

(i)	“Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter;

(ii)	“Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements;

1 COST OF TENANT IMPROVEMENT WORK. Except as provided in Section 2.7 below, the Tenant Improvement Work shall be performed at Landlord’s expense.

2 ARCHITECTURAL PLANS.

2.1 Selection of Architect. Landlord shall retain the architect/space planner of Landlord’s choice (the “Architect”) to prepare the Architectural Drawings (defined in Section 2.5 below).

2.2 [Intentionally Omitted.]

2.3 [Intentionally Omitted.]

2.4 [Intentionally Omitted.]

2.5 Approved Construction Drawings. Landlord and Tenant acknowledge that they have approved the final architectural and engineering working drawings for the Tenant Improvement Work described in the drawings, prepared by TEF Architecture and dated November 7, 2018 (the “Approved Construction Drawings”).

2.6 [Intentionally Omitted.]

3 CONSTRUCTION.

3.1 Contractor. Landlord shall retain a contractor of its choice (the “Contractor”) to perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2 Permits. Landlord shall cause the Contractor to submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Tenant Improvement Work (the “Permits”).

Exhibit B

1

3.3 Construction.

3.3.1 Performance of Tenant Improvement Work. Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.

3.3.2 Contractor’s Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

4 COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE. Landlord shall (a) cause the Approved Construction Drawings, other than any Tenant Revision (defined below), to comply with law, and (b) cause the Architect or the Contractor, as applicable, to use the Required Level of Care (defined below) to cause any Tenant Revision to comply with law; provided, however, that Landlord shall not be responsible for any violation of law resulting from any particular use of the Premises (as distinguished from general office use). As used herein, “Tenant Revision” means any revision to the Approved Construction Drawings made or requested by Tenant. As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with law where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this Section 4, Tenant shall be responsible for ensuring that the Approved Construction Drawings are suitable for Tenant’s use of the Premises and comply with law, and neither the preparation of any of the Approved Construction Drawings by the Architect or the Contractor nor Landlord’s approval of the Approved Construction Drawings shall relieve Tenant from such responsibility. To the extent that either party (the “Responsible Party”) is responsible under this Section 4 for causing the Approved Construction Drawings to comply with law, the Responsible Party may contest any alleged violation of law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Approved Construction Drawings or any alteration to the Premises that is necessary to comply with any final order or judgment).

5 COMPLETION.

5.1 Substantial Completion. For purposes of Section 1.3.2 of this Lease, and subject to Section 5.2 below, the Tenant Improvement Work shall be deemed to be “Substantially Complete” on the later of (a) the date of completion of the Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Premises, or (b) the date on which Landlord receives from the appropriate governmental authorities, with respect to the Tenant Improvement Work, all approvals necessary for the occupancy of the Premises.

5.2 Tenant Cooperation; Tenant Delay. Tenant shall use reasonable efforts to cooperate with Landlord, the Architect, the Contractor, and Landlord’s other consultants to complete all phases of the plans and specifications for the Tenant Improvement Work, obtain the Permits and complete the Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress. Without limiting the foregoing, if (i) the Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in

Exhibit B

2

order for Landlord to obtain any governmental approval required for occupancy of the Premises, then (x) Tenant, upon five (5) business days’ notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Sections 7.2 and 7.3 of this Lease, and (y) during the period of Tenant’s entry into the Premises for the purpose of performing such installation, all of Tenant’s obligations under this Lease relating to the Premises shall apply, except for the obligation to pay Monthly Rent. In addition, without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (a “Tenant Delay”) as a result of (a) any failure of Tenant to timely approve any other matter requiring Tenant’s approval; (b) any breach by Tenant of this Work Letter or this Lease; (c) any request by Tenant for any revision to, or for Landlord’s approval of any revision to, any portion of the Approved Construction Drawings (except to the extent that such delay results from a breach by Landlord of its obligations under Section 2.7 above); (d) any requirement of Tenant for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Lease; (e) any change to the base, shell or core of the Premises or Building required by the Approved Construction Drawings; or (f) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Lease, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

6 MISCELLANEOUS. Notwithstanding any contrary provision of this Lease, if Tenant defaults under this Lease before the Tenant Improvement Work is completed, Landlord’s obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

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Exhibit B

3

EXHIBIT C

MARKET CENTER

CONFIRMATION LETTER

                    , 20

To:

Re: Office Lease (the “Lease”) dated ______________, 20____, between ___________________________, a ________________________ (“Landlord”), and ______________________________, a _____________________ (“Tenant”), concerning Suite _____ on the _______ floor of the building located at ___________________, _____________________ California.

Lease ID: _____________________________

Business Unit Number: __________________

Dear _________________:

In accordance with the Lease, Tenant accepts possession of the Premises and confirms the following:

1.	The Commencement Date is _____________ and the Expiration Date is _______________.

2.	The exact number of rentable square feet within the Premises is _________ square feet, subject to Section 2.1.1 of the Lease.

3.	Tenant’s Share, based upon the exact number of rentable square feet within the Premises, is ____________%, subject to Section 2.1.1 of the Lease.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 2.1.1 of the Lease, if Tenant fails to execute and return (or, by notice to Landlord, reasonably object to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

Exhibit C

1

“Landlord”:

_______________________________,
a________________________

By:
Name:
Title:

Agreed and Accepted as of , 20 .

“Tenant”:

_______________________________,
a________________________

By:
Name:
Title:

Exhibit C

2

EXHIBIT D

MARKET CENTER

RULES AND REGULATIONS

Tenant shall comply with the following rules and regulations (as modified or supplemented from time to time, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices and toilet rooms furnished to or otherwise procured by Tenant, and if any such keys are lost, Tenant shall pay Landlord the cost of replacing them or of changing the applicable locks if Landlord deems such changes necessary.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord may close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings. Tenant shall cause its employees, agents, contractors, invitees and licensees who use Building doors during such hours to securely close and lock them after such use. Any person entering or leaving the Building during such hours, or when the Building doors are otherwise locked, may be required to sign the Building register, and access to the Building may be refused unless such person has proper identification or has a previously arranged access pass. Landlord will furnish passes to persons for whom Tenant requests them. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. Landlord and its agents shall not be liable for damages for any error with regard to the admission or exclusion of any person to or from the Building. In case of invasion, mob, riot, public excitement or other commotion, Landlord may prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord may prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property. Any damage to the Building, its contents, occupants or invitees resulting from Tenant’s moving or maintaining any such safe or other heavy property shall be the sole responsibility and expense of Tenant (notwithstanding Sections 7 and 10.4 of this Lease).

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

Exhibit D

1

6. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior consent. Tenant shall not disturb, solicit, peddle or canvass any occupant of the Project.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance shall be thrown therein. Notwithstanding Sections 7 and 10.4 of this Lease, Tenant shall bear the expense of any breakage, stoppage or damage resulting from any violation of this rule by Tenant or any of its employees, agents, contractors, invitees or licensees.

9. Tenant shall not overload the floor of the Premises, or mark, drive nails or screws or drill into the partitions, woodwork or drywall of the Premises, or otherwise deface the Premises, without Landlord’s prior consent. Tenant shall not purchase bottled water, ice, towel, linen, maintenance or other like services from any person not approved by Landlord.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated in the Premises without Landlord’s prior consent.

11. Tenant shall not, without Landlord’s prior consent, use, store, install, disturb, spill, remove, release or dispose of, within or about the Premises or any other portion of the Project, any asbestos-containing materials, any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law, or any inflammable, explosive or dangerous fluid or substance; provided, however, that Tenant may use, store and dispose of such substances in such amounts as are typically found in similar premises used for general office purposes provided that such use, storage and disposal does not damage any part of the Premises, Building or Project and is performed in a safe manner and in accordance with all Laws. Tenant shall comply with all Laws pertaining to and governing the use of such materials by Tenant and shall remain solely liable for the costs of abatement and removal. No burning candle or other open flame shall be ignited or kept by Tenant in or about the Premises, Building or Project.

12. Tenant shall not, without Landlord’s prior consent, use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use or keep any foul or noxious gas or substance in or on the Premises, or occupy or use the Premises in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere with other occupants or those having business therein, whether by the use of any musical instrument, radio, CD player or otherwise. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done in the Premises, nor shall the Premises be used for lodging, for living quarters or sleeping apartments, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and invitees, provided that such use complies with all Laws.

Exhibit D

2

16. The Premises shall not be used for manufacturing or for the storage of merchandise except to the extent such storage may be incidental to the Permitted Use. Tenant shall not occupy the Premises as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco, or as a medical office, a barber or manicure shop, or an employment bureau, without Landlord’s prior consent. Tenant shall not engage or pay any employees in the Premises except those actually working for Tenant in the Premises, nor advertise for laborers giving an address at the Premises.

17. Landlord may exclude from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who violates any of these Rules and Regulations.

18. Tenant shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning, shall cooperate with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall not attempt to adjust any controls. Tenant shall install and use in the Premises only ENERGY STAR rated equipment, where available. Tenant shall use recycled paper in the Premises to the extent consistent with its business requirements.

20. Tenant shall store all its trash and garbage inside the Premises. No material shall be placed in the trash or garbage receptacles if, under Law, it may not be disposed of in the ordinary and customary manner of disposing of trash and garbage in the vicinity of the Building. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall comply with Landlord’s recycling program, if any.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work (a) shall be subject to Landlord’s prior consent; (b) shall not, in Landlord’s reasonable judgment, disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project; and (c) while in the Building and outside of the Premises, shall be subject to the control and direction of the Building manager (but not as an agent or employee of such manager or Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awning or other projection shall be attached to the outside walls of the Building without Landlord’s prior consent. Other than Landlord’s Building-standard window coverings, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior consent. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings.

24. Tenant shall not obstruct any sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building, nor shall Tenant place any bottles, parcels or other articles on the windowsills.

25. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

Exhibit D

3

26. Tenant must comply with the State of California “No Smoking” law set forth in California Labor Code Section 6404.5 and with any local “No Smoking” ordinance that is not superseded by such law.

27. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Law.

28. All office equipment of an electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

29. Tenant shall not use any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without Landlord’s prior consent.

31. Tenant shall not (a) use any name of the Building or Project for any purpose other than to identify the address of the business to be conducted by Tenant in the Premises, (b) use any image of the Building or Project in any advertising or other publicity without Landlord’s prior consent, or (c) use any name or image of the Building or Project in any manner that would infringe any trade name, trade mark, copyright or similar right of Landlord or any third party in or to any name or image of the Building or Project. Without limiting the foregoing, Tenant shall not, in any signage displayed at the Building or Project, on its website, or in any other advertising or promotional material, identify, describe, or refer to itself or its business as “[Tenant’s name or trade name] [name of Building or Project]” or “[Tenant’s name or trade name] At [name of Building or Project].”

Landlord may from time to time modify or supplement these Rules and Regulations in a manner that, in Landlord’s reasonable judgment, is appropriate for the management, safety, care and cleanliness of the Premises, the Building, the Common Areas and the Project, for the preservation of good order therein, and for the convenience of other occupants and tenants thereof, provided that no such modification or supplement shall materially reduce Tenant’s rights or materially increase Tenant’s obligations hereunder. Landlord may waive any of these Rules and Regulations for the benefit of any tenant, but no such waiver shall be construed as a waiver of such Rule and Regulation in favor of any other tenant nor prevent Landlord from thereafter enforcing such Rule and Regulation against any tenant. Notwithstanding the foregoing, no rule that is added to the initial Rules and Regulations shall be enforced against Tenant in a manner that unreasonably discriminates in favor of any other similarly situated tenant.

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Exhibit D

4

EXHIBIT E

MARKET CENTER

JUDICIAL REFERENCE

IF THE JURY-WAIVER PROVISIONS OF SECTION 25.8 OF THIS LEASE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THE PROVISIONS SET FORTH BELOW SHALL APPLY.

It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 25.6 of this Lease. The venue of the proceedings shall be in the county in which the Premises are located. Within 10 days of receipt by any party of a request to resolve any dispute or controversy pursuant to this Exhibit E, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10-day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., ADR Services, Inc. or a similar mediation/arbitration entity approved by each party in its sole and absolute discretion. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages that are not permitted by the express provisions of this Lease, and the parties waive any right to recover any such damages. The parties may conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California Law. The reference proceeding shall be conducted in accordance with California Law (including the rules of evidence), and in all regards, the referee shall follow California Law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Exhibit E. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6)

Exhibit E

1

months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Exhibit E shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

Exhibit E

2

EXHIBIT F

MARKET CENTER

ADDITIONAL PROVISIONS

1.

California Civil Code Section 1938. Pursuant to California Civil Code § 1938(a), Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52). Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows:

A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant obtains a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Lease, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

2.

Asbestos Notification. Tenant acknowledges that it has received the asbestos notification letter attached to this Lease as Exhibit G, disclosing the existence of asbestos in the Building. Tenant agrees to comply with the California “Connelly Act” and other applicable laws, including by providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable laws.

3.

Early Entry. Tenant may enter the Premises before the Commencement Date (but not before the date that Landlord reasonably estimates will occur fourteen (14) days before the Commencement Date), solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personal property in the Premises. Other than the obligation to pay Base Rent and Tenant’s Share of any Expense Excess or Tax Excess, all of Tenant’s obligations hereunder shall apply during any period of such early entry. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the Premises pursuant to this Section 3 if Landlord reasonably determines that such entry is endangering individuals working in the Premises or is delaying completion of the Tenant Improvement Work (defined in Exhibit B).

Exhibit F

1

4.

General Use Allowance. Landlord shall provide Tenant with a one-time allowance, in the amount of $122,670.00 (the “General Use Allowance”), to be applied toward payment of the reasonable costs of any initial improvements to the Premises performed by Tenant in accordance with the terms of this the Lease. The General Use Allowance shall be disbursed by Landlord to Tenant within 30 days after the latest of (i) the completion (in accordance with any applicable approved plans and specifications) of the work described therein; (ii) Landlord’s receipt of (A) copies of all third-party contracts (including change orders) pursuant to which such work has been performed, and (B) paid invoices from all parties providing labor or materials in connection with such work, together with executed unconditional mechanic’s lien releases satisfying any applicable requirements of Law, as reasonably determined by Landlord; (iii) to the extent applicable, Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (iv) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Notwithstanding the foregoing, (x) Landlord shall not be required to disburse any portion of the General Use Allowance when a Default exists, and (y) if Tenant fails to use the entire General Use Allowance within the first 9 months of the initial Term, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

5.	Letter of Credit.

5.1.

General Provisions. Concurrently with its execution and delivery of this Lease, Tenant shall deliver to Landlord, as collateral for Tenant’s performance of its obligations under this Lease, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) that (a) is substantially in the form of Exhibit H (or another form approved by Landlord in its sole and absolute discretion), (b) is in the amount of $330,000.00 (the “Letter of Credit Amount”), (c) names Landlord as beneficiary, and (d) is issued (or confirmed) by a financial institution that meets the Minimum Financial Requirement (defined below) and is otherwise acceptable to Landlord in its reasonable discretion. For purposes hereof, a financial institution shall be deemed to meet the “Minimum Financial Requirement” at a particular time only if such financial institution then (i) has not been placed into receivership by the FDIC, and (ii) has a financial strength that, in Landlord’s good faith judgment, is not less than that which is then generally required by Landlord and its Affiliates as a condition to accepting letters of credit in support of new leases. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) occurring 60 days after the scheduled expiration date of the Term, as it may be extended from time to time. Landlord hereby approves Silicon Valley Bank as the issuing bank.

5.2.	Replacement of Letter of Credit.

A.

If the Letter of Credit held by Landlord expires or terminates before the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver to Landlord, not later than 45 days before such expiration or termination, a new Letter of Credit, or a certificate of renewal or extension of the Letter of Credit held by Landlord, in an amount not less than the Letter of Credit Amount (less the amount of any unapplied Proceeds (defined in Section 5.3 below) then held by Landlord) and otherwise satisfying all of the requirements set forth in the first sentence of Section 5.1 above (the “LC Requirements”).

Exhibit F

2

B.

If, at any time before the Final LC Expiration Date, the financial institution that issued (or confirmed) the Letter of Credit held by Landlord does not meet the Minimum Financial Requirement, then Tenant, within 10 business days after Landlord’s written demand, shall deliver to Landlord, in replacement of such Letter of Credit, a new Letter of Credit that (i) is issued (or confirmed) by a financial institution that meets the Minimum Financial Requirement and is otherwise acceptable to Landlord in its reasonable discretion, and (ii) is in an amount not less than the Letter of Credit Amount (less the amount of any unapplied Proceeds then held by Landlord) and otherwise satisfies all of the LC Requirements, whereupon Landlord shall return to Tenant the Letter of Credit that is being replaced.

C.

If, at any time before the Final LC Expiration Date, the amount of the Letter of Credit held by Landlord is less than the Letter of Credit Amount (less the amount of any unapplied Proceeds then held by Landlord), then Tenant, within 10 business days after Landlord’s demand, shall either (i) deliver to Landlord an additional Letter of Credit that is in an amount not less than the amount of such shortfall and otherwise satisfies all of the LC Requirements, or (ii) deliver to Landlord, in replacement of the Letter of Credit held by Landlord, a new Letter of Credit that is in an amount not less than the Letter of Credit Amount (less the amount of any unapplied Proceeds then held by Landlord) and otherwise satisfies all of the LC Requirements (whereupon, in the case of this clause (ii), Landlord shall return to Tenant the Letter of Credit that is being replaced).

5.3.

Drawings Under Letter of Credit; Use of Proceeds. If Tenant breaches any provision of this Lease (including any provision of Section 5.2 above), Landlord, without limiting its remedies and without notice to Tenant, may draw upon the Letter of Credit and either (a) use all or part of the proceeds of the Letter of Credit (“Proceeds”) to cure such breach and compensate Landlord for any loss or damage caused by such breach, including any damage for which recovery may be made under California Civil Code § 1951.2, or (b) hold the Proceeds, without segregation, until they are applied as provided in the preceding clause (a) or paid to Tenant pursuant to Section 5.4 below.

5.4.

Payment of Unapplied Proceeds to Tenant. Upon receiving any new or additional Letter of Credit (or any certificate of renewal or extension of a Letter of Credit) satisfying the applicable requirements of Section 5.2 above, Landlord shall pay to Tenant any unapplied Proceeds then held by Landlord, except to the extent, if any, that the amount of the Letter of Credit then held by Landlord is less than the Letter of Credit Amount. In addition, any unapplied Proceeds shall be paid to Tenant within 60 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required under this Lease, or (c) determination of the final Rent due from Tenant.

5.5.

Nature of Letter of Credit and Proceeds. Landlord and Tenant acknowledge and agree that, subject to the terms of this Section 5, neither the Letter of Credit nor any Proceeds are (i) the property of Tenant or its bankruptcy estate, or (ii) intended to serve as, or in lieu of, a security deposit.

5.6.

Reduction of Letter of Credit Amount. Notwithstanding any contrary provision hereof, provided that no Default then exists, the Letter of Credit Amount shall be reduced to $165,000.00 (the “Reduced Amount”) on the first day of the 37th full calendar month of the Term (the “Reduction Effective Date”). If the Letter of Credit Amount is reduced in accordance with this Section 5.6, Tenant shall either (a) deliver to Landlord a new Letter of

Exhibit F

3

Credit in the amount of the Reduced Amount and otherwise satisfying the LC Requirements, whereupon Landlord shall return the Letter of Credit then held by Landlord (the “Existing Letter of Credit”) to Tenant within 30 days after the later of Landlord’s receipt of such new Letter of Credit or the Reduction Effective Date, or (b) deliver to Landlord an amendment to the Existing Letter of Credit, executed by and binding upon the issuer of the Existing Letter of Credit and in a form reasonably acceptable to Landlord, reducing the amount of the Existing Letter of Credit to the Reduced Amount, whereupon Landlord shall execute and return such amendment to Tenant within 30 days after the later of Landlord’s receipt of such amendment or the Reduction Effective Date.

6.

Initial Tenant Work. Landlord hereby approves the Initial Tenant Work (the “Initial Tenant Work”) described on the space plan attached as Exhibit I attached hereto (the “Preliminary Space Plan”). Landlord hereby approves AS_IS.Us as the architect for the Initial Tenant Work and DPR, NOVO, and Field Construction as acceptable potential general contractors for the Initial Tenant Work. Notwithstanding anything in the Lease to the contrary, Landlord shall approve or disapprove (which approval shall not unreasonably be withheld, conditioned or delayed) Tenant’s plans and specifications for the Initial Tenant Work and all subsequent changes thereto within five (5) business days following Landlord’s receipt of all information reasonably necessary to evaluate Tenant’s request for approval. No additional security or lien completion bond shall be required in connection with the Initial Tenant Work, and notwithstanding anything in the Lease to the contrary, Landlord’s coordination fee for such Initial Tenant Work shall equal 2% of the hard costs of such Initial Tenant Work.

7.

Amenities. Subject to the terms of this Section 7, Tenant may use the exercise facility and bicycle storage area existing at the Project as of the date hereof (each an “Amenity”). For so long as each Amenity is maintained and operated within the Building or Project for general use by occupants of the Building, Landlord shall cause such Amenity to be made available for use by Tenant or Tenant’s employees during the same hours and upon the same terms and conditions as such Amenity is made generally available for use by other occupants of the Building. Any party electing to use any Amenity shall be required, before commencing such use, to execute and deliver to Landlord (or the operator of such Amenity) Landlord’s (or such operator’s) then-standard form of license or other agreement governing such use. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain any such Amenity throughout the Term (as the same may be extended) and Landlord shall have the right, at Landlord’s reasonable discretion, to expand, contract, eliminate or otherwise modify any of the same.

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Exhibit F

4

EXHIBIT G

MARKET CENTER

ASBESTOS NOTIFICATION

Asbestos-containing materials (“ACMs”) were historically commonly used in the construction of commercial buildings across the country. ACMs were commonly used because of their beneficial qualities. ACMs are fire-resistant and provide good noise and temperature insulation.

Some common types of ACMs include surfacing materials (such as spray-on fireproofing, stucco, plaster and textured paint), flooring materials (such as vinyl floor tile and vinyl floor sheeting) and their associated mastics, carpet mastic, thermal system insulation (such as pipe or duct wrap, boiler wrap and cooling tower insulation), roofing materials, drywall, drywall joint tape and drywall joint compound, acoustic ceiling tiles, transite board, base cove and associated mastic, caulking, window glazing and fire doors. These materials are not required under law to be removed from any building (except prior to demolition and certain renovation projects). Moreover, ACMs generally are not thought to present a threat to human health unless they cause a release of asbestos fibers into the air, which does not typically occur unless (1) the ACMs are in a deteriorated condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).

It is possible that some of the various types of ACMs noted above (or other types) are present at various locations in the Building. Anyone who finds any such materials in the Building should assume them to contain asbestos unless those materials are properly tested and found to be otherwise. In addition, under applicable law, certain of these materials are required to be presumed to contain asbestos in the Building because the Building was built prior to 1981 (these materials are typically referred to as “Presumed Asbestos Containing Materials” or “PACM”). PACM consists of thermal system insulation and surfacing material found in buildings constructed prior to 1981, and asphalt or vinyl flooring installed prior to 1981. If any thermal system insulation, asphalt or vinyl flooring or surfacing materials are found to be present in the Building, such materials must be considered PACM unless properly tested and found otherwise. In addition, Landlord has identified the presence of certain ACMs in the Building. For information about the specific types and locations of these identified ACMs, please contact the Building manager. The Building manager maintains records of the Building’s asbestos information including any Building asbestos surveys, sampling and abatement reports. This information is maintained as part of Landlord’s asbestos Operations and Maintenance Plan (“O&M Plan”).

The O&M Plan is designed to minimize the potential of any harmful asbestos exposure to any person in the Building. Because Landlord is not a physician, scientist or industrial hygienist, Landlord has no special knowledge of the health impact of exposure to asbestos. Therefore, Landlord hired an independent environmental consulting firm to prepare the Building’s O&M Plan. The O&M Plan includes a schedule of actions to be taken in order to (1) maintain any building ACMs in good condition, and (2) to prevent any significant disturbance of such ACMs. Appropriate Landlord personnel receive regular periodic training on how to properly administer the O&M Plan.

The O&M Plan describes the risks associated with asbestos exposure and how to prevent such exposure. The O&M Plan describes those risks, in general, as follows: asbestos is not a significant health concern unless asbestos fibers are released and inhaled. If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis and cancer) increases. However, measures taken to minimize exposure and consequently minimize the accumulation of fibers, can reduce the risk of adverse health effects.

Exhibit G

1

The O&M Plan also describes a number of activities which should be avoided in order to prevent a release of asbestos fibers. In particular, some of the activities which may present a health risk (because those activities may cause an airborne release of asbestos fibers) include moving, drilling, boring or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs. In other words, the approval of Building management must be obtained prior to engaging in any such activities. Please contact the Building manager for more information in this regard. A copy of the written O&M Plan for the Building is located in the Building management office and, upon your request, will be made available to tenants for you to review and copy during regular business hours.

Because of the presence of ACM in the Building, we are also providing the following warning, which is commonly known as a California Proposition 65 warning:

WARNING: This building contains asbestos, a chemical known to the State of California to cause cancer.

Please contact the Building manager with any questions regarding the contents of this Exhibit G.

Exhibit G

2

EXHIBIT H

MARKET CENTER

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby Letter of Credit No. ______________________ Issuance Date:_____________ Expiration Date:____________ Applicant:__________________

Beneficiary

[Insert Name of Landlord]

[Insert Building management office address]

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of ____________________ U.S. Dollars ($____________________) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	An original copy of this Irrevocable Standby Letter of Credit.

2.

Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of ______________________ U.S. Dollars ($____________) under your Irrevocable Standby Letter of Credit No. ____________________ represents funds due and owing to us pursuant to the terms of that certain lease by and between ______________________, as landlord, and _____________, as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least sixty (60) days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent, in the same manner, to: Equity Office, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable

Exhibit H

1

substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the International Standby Practices (ISP98) ICC Publication No. 590.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at ______________________________________________ to the attention of __________________________________.

Very truly yours,

[name]

[title]

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Exhibit H

2

EXHIBIT I

MARKET CENTER

INITIAL TENANT WORK

PROGRAM:
1 RECEPTION AREA
1 LARGE MEETING ROOM
2 MEDIUM MEETING ROOM
1 ENLARGED KITCHENETTE
1 LOUNGE / COCKTAIL AREA
2 FOCUS ROOMS
2 OFFICES
1 STUDIO
37 WORKSTATIONS

CONSIDERATIONS:
+Maximizes existing built construction
+Minimal Demo
+Fewer changes to lighting
+Studio and General storage area
+Utilizes Furniture in lieu of walls @ lounge
+Flexible to Change in Future

-Access to studio and storage from hall-way
-Visitors may be disruptive to open work area
-Open workspace is broken up disconnecting teams
-Guests within break area for cocktails may requires coordinated clean-up
-Third conference room requires walking through workspace
-2nd office is smaller

OPTION 4 - Combination

Test Fits Updates for Medallia at 575 Market
March 11th, 2019

as _
is .